Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports First Quarter 2019 Results

DALLAS (August 14, 2019 -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2019. For the three months ended June 30, 2019, we reported net loss applicable to common shares of $6.3 million or ($0.73) per diluted loss per share compared to a net income applicable to common shares of $7.0 million or ($0.81) per share for the same period ended 2018.

We would like to take a brief moment to share with you our recent successes for TCI and affiliated Companies and thank you for your steadfast dedication to the company.

2018 and 2019 have been met with unprecedented expansion and repositioning for Pillar, TCI, SPC, and affiliated Companies. We ended 2018 with our largest and most strategic transactions, the newly created subsidiary Victory Abode Apartments, LLC (“VAA”) Joint Venture and Bond Series B raised on the Tel Aviv Stock Exchange. In 2019, the company recently raised an additional $78 million bond series C on the Tel Aviv Stock Exchange. This expanded offering creates additional financial strength to our already thriving organization. With these existing and newly engaged projects and our continuously burgeoning multifamily asset base, we are committed to the continued growth and education of our staff.

The JV’s primary focus is to create a business platform that will allow dramatic expansion in the multifamily arena. The intent is to increase the overall size of the portfolio over the next several years through strategic buildout of its robust development pipeline alongside opportunistic acquisitions.

All of these initiatives further demonstrate our ability to increase shareholder value, aligning with the strategic direction we announced three years ago. Our company has been dramatically transformed to a highly viable operating company with solid development capabilities in the multifamily arena. Our main goal has always been to act in the best interest of the company and protect asset value for its investors. We continue to invest in new development projects and grow the company’s asset base.

Revenues

Rental and other property revenues were $11.8 million for the three months ended June 30, 2019, compared to $31.6 million for the same period in 2018. The $19.8 million decrease is primarily due to a decrease in the amount of multifamily residential apartment buildings currently in our portfolio of nine as compared to fifty-three multifamily residential apartment buildings for the same period a year ago as a result of the deconsolidation of forty-nine residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018. As the assets are now treated as unconsolidated investments, our share of rental revenues is part of income from unconsolidated investments in the current period and are no longer treated as rental income.

Expenses

Property operating expenses decreased by $8.2 million to $7.3 million for the three months ended June 30, 2019 as compared to $15.5 million for the same period in 2018. The decrease in property operating expenses is primarily due to the deconsolidation of forty-nine residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018 which resulted in a decrease in salary and related payroll expenses of $1.8 million, real estate taxes of approximately $2.4 million, management fees paid to third parties of $0.7 million, and other general property operating and maintenance expenses of $3.3 million.

Depreciation and amortization decreased by $3.1 million to $3.4 million during the three months ended June 30, 2019 as compared to $6.5 million for the three months ended June 30, 2018. This decrease is primarily due to the deconsolidation of the residential apartments in connection with our previous sale and contribution of our interests to the VAA Joint Venture.

General and administrative expense was $3.3 million for the three months ended June 30, 2019 and $2.2 million for the same period in 2018. The increase of $1.1 million in general and administrative expenses is due primarily to increases in fees paid to our Advisors of $0.9 million and professional fees of $0.2 million.

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Other income (expense)

Interest income was $4.9 million for the three months ended June 30, 2019, compared to $3.5 million for the same period in 2018. The increase of $1.4 million was due primarily to an increase of $1.3 million in interest on the receivables owed by our Advisors.

Other income was $0.7 million for the three months ended June 30, 2019, compared to $7.5 million for the same period in 2018. The decrease of $6.8 million was due primarily to cash proceeds of $0.2 million received during the quarter ended June 30, 2019, from the collection of tax increment incentives related to infrastructure development work at Mercer Crossing, located in Farmers Branch, Texas, and other miscellaneous income of $0.5 million, compared to insurance proceeds received during the second quarter of 2018 of approximately $6.6 million as a result of damages caused by a hurricane to one of our properties that was subsequently sold during the same quarter.

Mortgage and loan interest expense was $7.6 million for the three months ended June 30, 2019 as compared to $14.2 million for the same period in 2018. The decrease of $6.6 million is due to the deconsolidation of residential apartment properties into the VAA Joint Venture which were encumbered by mortgage debt.

Foreign currency transaction was a loss of $2.3 million for the three months ended June 30, 2019 as compared to a gain of $5.9 million for the same period in 2018. The foreign currency loss is due primarily to a decrease in the exchange rate of our Israel New Shekels (NIS) denominated corporate bonds registered on the Tel-Aviv Stock Exchange. The exchange rate of the NIS to USD went from 3.63 at the beginning of the second quarter to an exchange rate of 3.58 at June 30, 2019. As of June 30, 2019, we have outstanding bonds of $159.4 million (or NIS 570 million) and accrued interest payable of approximately $2.8 million (or NIS 10.1 million).

Loss from unconsolidated investments was a net of $0.2 million for the three months ended June 30, 2019 as compared to a loss of $0.009 million for the three months ended June 30, 2018. The loss from unconsolidated investments during the second quarter just ended was driven primarily from our share in the losses reported by our VAA Joint Venture of $0.2 million.

Loss from the sale of income-producing property increased for the three months ended June 30, 2019 as compared to the prior period. In the current period, we sold a multifamily residential property, located in Mary Ester, Florida for a sales price of $3.1 million and recorded a loss of $0.08 million. There were no apartment sales for the three months ended June 30, 2018.

Gain on land sales increased for the three months ended June 30, 2019 as compared to the prior period. In the current period, we sold 41.6 acres of land for an aggregate sales price of $7.6 million and recorded a gain of $2.1 million.  There were no land sales for the three months ended June 30, 2018.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company’s website at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $203 and $208 for the three months and $413 and $415 for the six months ended 2019 and 2018, respectively, from related parties)	$11,840	$31,607	$23,769	$62,689

Expenses:
Property operating expenses (including $246 and $231 for the three months ended and $504 and 458 for the six months ended 2019 and 2018, respectively, from related parties)	7,322	15,492	13,319	29,947
Depreciation and amortization	3,439	6,522	6,548	12,968
General and administrative (including $919 and $1,187 for the three months ended and $2,420 and $2,280 for the six months ended 2019 and 2018, respectively, from related parties)	3,334	2,173	5,662	4,365
Net income fee to related party	90	53	190	106
Advisory fee to related party	1,035	2,726	2,683	5,474
Total operating expenses	15,220	26,966	28,402	52,860
Net operating (loss) income	(3,380)	4,641	(4,633)	9,829

Other income (expenses):
Interest income (including $4,580 and $3,486 for the three months ended and $8,892 and $6,722 for the six months ended 2019 and 2018, respectively, from related parties)	4,878	3,544	9,436	7,420
Other income	688	7,482	4,580	9,308
Mortgage and loan interest (including $513 and $327 for the three months ended and $1,003 and $645 for the six months ended 2019 and 2018, respectively, from related parties)	(7,646)	(14,175)	(15,605)	(28,268)
Foreign currency transaction (loss) gain	(2,325)	5,889	(8,143)	7,645
Equity loss from VAA	(236)	—	(1,291)	—
Earnings (losses) from other unconsolidated investees	2	(9)	(5)	2
Total other (expenses) income	(4,639)	2,731	(11,028)	(3,893)
(Loss) income before gain on land sales, non-controlling interest, and taxes	(8,019)	7,372	(15,661)	5,936

Loss on sale of income producing properties	(80)	—	(80)	—
Gain on land sales	2,133	—	4,349	1,335
Net (loss) income from continuing operations before taxes	(5,966)	7,372	(11,392)	7,271
Net (loss) income from continuing operations	(5,966)	7,372	(11,392)	7,271
Net (loss) income	(5,966)	7,372	(11,392)	7,271
Net (income) attributable to non-controlling interest	(379)	(126)	(562)	(258)
Net (loss) income attributable to Transcontinental Realty Investors, Inc.	(6,345)	7,246	(11,954)	7,013
Preferred dividend requirement	—	(224)	—	(446)
Net (loss) income applicable to common shares	$(6,345)	$7,022	$(11,954)	$6,567

(Loss) earnings per share - basic
Net (loss) income from continuing operations	$(0.73)	$0.81	$(1.37)	$0.75
Net (loss) income applicable to common shares	$(0.73)	$0.81	$(1.37)	$0.75

(Loss) earnings per share - diluted
Net (loss) income from continuing operations	$(0.73)	$0.81	$(1.37)	$0.75
Net (loss) income applicable to common shares	$(0.73)	$0.81	$(1.37)	$0.75

Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.
Net (loss) income from continuing operations	$(6,345)	$7,246	$(11,954)	$7,013
Net (loss) income applicable to Transcontinental Realty, Investors, Inc.	$(6,345)	$7,246	$(11,954)	$7,013

The accompanying notes are an integral part of these consolidated financial statements.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(unaudited)	(audited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$454,350	$461,718
Real estate subject to sales contracts at cost	1,626	2,014
Real estate held for sale at cost, net of depreciation	14,737	—
Less accumulated depreciation	(84,213)	(79,228)
Total real estate	386,500	384,504

Notes and interest receivable (including $68,687 in 2019 and $51,945 in 2018 from related parties)	116,864	83,541
Cash and cash equivalents	37,579	36,358
Restricted cash	44,602	70,207
Investment in VAA	67,078	68,399
Investment in other unconsolidated investees	22,167	22,172
Receivable from related party	125,430	133,642
Other assets	53,667	63,557
Total assets	$853,887	$862,380

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$283,780	$277,237
Bonds and bond interest payable	157,328	158,574
Deferred revenue (including $13,837 in 2019 and $17,522 in 2018 to related parties)	13,837	17,522
Deferred tax liability	2,000	2,000
Accounts payable and other liabilities (including $931 in 2019 and $3 in 2018 to related parties)	28,045	26,646
Total liabilities	484,990	481,979

Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2019 and 2018; outstanding 8,717,767 shares in 2019 and 2018	87	87
Treasury stock at cost, 200 shares in 2019 and 2018	(2)	(2)
Paid-in capital	257,938	258,050
Retained earnings	89,631	101,585
Total Transcontinental Realty Investors, Inc. shareholders’ equity	347,654	359,720
Non-controlling interest	21,243	20,681
Total shareholders’ equity	368,897	380,401
Total liabilities and shareholders’ equity	$853,887	$862,380

The accompanying notes are an integral part of these consolidated financial statements.